Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-184642 on Form S-8 of The WhiteWave Foods Company of our report dated September 9, 2014, relating to the consolidated financial statements of Earthbound Holdings I, LLC and its subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the January 2, 2014 acquisition of Earthbound Holdings I, LLC by The WhiteWave Foods Company) appearing in this Current Report on Form 8-K/A dated September 11, 2014.

/s/ DELOITTE & TOUCHE LLP

Denver, Colorado

September 9, 2014